Exhibit 10.8

SECOND AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment to Executive Employment Agreement (this “Amendment”) is entered into effective as of October 30, 2026 (the “Amendment Effective Date”), by and between Pelthos Therapeutics, Inc., a Nevada Corporation (the “Company”), and Scott Plesha (the “Executive”). Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms under the Employment Agreement (as hereinafter defined).

WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement dated as of July 1, 2025, as amended by the First Amendment to Executive Employment Agreement dated as of April 9, 2026 (collectively, the “Employment Agreement”);

WHEREAS, the Company and Executive have agreed to amend certain provisions of the Employment Agreement as set forth herein; and

WHEREAS, acknowledging the provisions of Section 14 of the Employment Agreement, the Company and Executive desire to enter into this Amendment to formalize their agreement regarding changes to the Employment Agreement.

NOW, THEREFORE, in consideration of Executive’s continued employment with the Company and the benefits and compensation paid in connection therewith, the promises and the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Amendment to Section 6(b) of the Employment Agreement. Effective as of the Amendment Effective Date, Section 6(b) of the Employment Agreement is amended by deleting the existing Section 6(b) and replacing it with a new Section 6(b) as follows:

“(b) Separation Benefits upon Certain Terminations not in Connection with a Change in Control. If the Company terminates Executive’s employment without Cause pursuant to Section 5(b)(i), or if Executive resigns for Good Reason pursuant to Section 5(a)(ii), then conditioned upon Executive executing and not revoking a Release (as described below) following such termination, the Company will provide Executive with the following benefits (together, the “Separation Benefits”): (i) the Company will pay Executive an amount of severance equal to 18 months of Executive’s then-current Base Salary; (ii) the vesting of all stock options and other equity awards will be accelerated by the number of months of severance described above, such that, as of the date of termination, the number of vested options and other equity awards shall be equal to that which would have vested had Executive remained employed through the severance period; (iii) a pro-rated Annual Bonus for the year in which Executive’s termination occurs, equal to the Annual Bonus Executive would have earned that year had Executive’s employment not been terminated (determined based on the actual achievement of the annual goals established by the Board in the applicable year, as determined by the Board at the time and in the manner set forth in Section 4(b) of this Agreement), multiplied by a fraction, the numerator of which is the number of days the Executive is employed by the Company during the applicable year prior to and including the date of termination and the denominator of which is 365 (the “Pro-Rata Bonus”); and (iv) if Executive is enrolled in the Company’s group health plan immediately prior to termination and timely elects continued health insurance coverage pursuant to COBRA, the Company will pay to such plan or reimburse Executive (at the Company’s election) an amount equal to the Company’s share of the insurance premiums (which will be based on Executive’s level of coverage immediately prior to termination), for the same period over which severance is paid or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however, that the Company will have the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code. The Separation Benefits described in clause (i) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the 60th day following the termination of Executive’s employment with the Company, provided that the first installment will include all amounts that would have been paid if such payments had commenced effective on the date of termination. The Separation Benefits described in clause (iii) above will be payable to Executive in accordance with the Company’s regular bonus payment procedures, and in all events, will be paid no later than March 15 of the calendar year immediately following the calendar year in which Executive’s termination occurs. For avoidance of doubt, the termination of Executive’s employment as a result of Executive’s death or Disability will not constitute a termination without Cause triggering the rights described herein. For purposes of this Agreement, “Change in Control” means a “change in control” as defined in the Pelthos Therapeutics Inc. 2023 Equity Incentive Plan (as may be amended from time to time), or any successor plan thereto; provided, however, that in no event shall the spinoff of Channel Pharmaceutical Corporation, a Nevada corporation, constitute a “Change in Control”.”

2.            Amendment to Section 6(c) of the Employment Agreement. Effective as of the Amendment Effective Date, Section 6(c) of the Employment Agreement is amended by deleting the existing Section 6(c) and replacing it with a new Section 6(c) as follows:

“(c) Separation Benefits upon Certain Terminations in Connection with a Change in Control. If the Company terminates Executive’s employment without Cause pursuant to Section 5(b)(i), or if Executive resigns for Good Reason pursuant to Section 5(a)(ii), at the time of, or within six months of, a Change in Control (as defined below), then conditioned upon Executive executing and not revoking a Release (as described below), the Company will provide Executive with the following benefits (together, the “CIC Separation Benefits”): (i) the Company will pay Executive an amount of severance equal to 24 months of Executive’s then-current Base Salary; (ii) the vesting of all stock options and other equity awards will be accelerated by the number of months of severance described above, such that, as of the date of termination, the number of vested options and other equity awards shall be equal to that which would have vested had Executive remained employed through the severance period; (iii) a Pro-Rata Bonus; and (iv) if Executive is enrolled in the Company’s group health plan immediately prior to termination and timely elects continued health insurance coverage pursuant to COBRA, the Company will pay to such plan or reimburse Executive (at the Company’s election) an amount equal to the Company’s share of the insurance premiums (which will be based on Executive’s level of coverage immediately prior to termination), for the same period over which severance is paid or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however, that the Company will have the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code. The CIC Separation Benefits described in clause (i) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the 60th day following the termination of Executive’s employment with the Company, provided that the first installment will include all amounts that would have been paid if such payments had commenced effective on the date of termination. The CIC Separation Benefits described in clause (iii) above will be payable to Executive in accordance with the Company’s regular bonus payment procedures, and in all events, will be paid no later than March 15 of the calendar year immediately following the calendar year in which Executive’s termination occurs. For avoidance of doubt, the termination of Executive’s employment as a result of Executive’s death or Disability will not constitute a termination without Cause triggering the rights described herein.”

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3.            Amendment to Section 6(d) of the Employment Agreement. Effective as of the Amendment Effective Date, Section 6(d) of the Employment Agreement is amended by deleting the existing Section 6(d) and replacing it with a new Section 6(d) as follows:

(d)  Release. The Company’s obligation to provide the Separation Benefits or the CIC Separation Benefits, as applicable, is conditioned upon Executive: (i) executing and returning a release containing a comprehensive release of all claims against the Company, its affiliates, and their respective representatives (the “Release”) within the time periods prescribed by the Release (but, in any event, no later than 60 days following the date of termination), which Release is not revoked within any time period allowed for revocation under applicable law; and (ii) continuing to comply with the terms of this Agreement (including any agreements specifically referenced herein). The Company will provide the Release to Executive within seven (7) days after the effective date of termination.

4.            Effect on Remainder of Employment Agreement. Except as expressly set forth in this Amendment, the provisions of the Employment Agreement will remain in full force and effect, in their entirety, in accordance with their terms.

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5.            Miscellaneous. This Amendment will be governed, construed, and interpreted in accordance with the laws of the State of North Carolina, without giving effect to conflicts of laws principles. The parties agree that this Amendment may only be modified in a signed writing executed by both parties. This Amendment will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Immediately Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Executive Employment Agreement effective as of the Amendment Effective Date.

EXECUTIVE:	COMPANY:

PELTHOS THERAPEUTICS, INC.

/s/ Scott Plesha	By:	/s/ Matt Pauls
Scott Plesha	Name:	Matt Pauls
	Title:	Chair of Compensation Committee Board of Directors

[Signature Page to Second Amendment to Executive Employment Agreement]